Exhibit 10.2
October 15, 2009
John D. Ferguson
Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215
     Re: Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure during your “at-will” employment and term as a member and the Chairman of the Board of Directors of Corrections Corporation of America (the “Company”)
Mr. Ferguson:
     As previously discussed, your position as Chief Executive Officer of the Company comes to an end effective October 15, 2009 and you have elected not to extend the Employment Agreement, dated as of August 15, 2007, as amended (the “Agreement”). Notwithstanding, you intend to continue as a member and the Chairman of the Board of Directors of the Company, subject to election by the stockholders and the Board of Directors, respectively, in accordance with the Company’s bylaws. You will also remain employed by the Company as an “at will” employee on terms and conditions to be established by the Compensation Committee of the Board of Directors.
     This letter is to establish and clarify that while you are a member of the Board of Directors and an “at will” employee of the Company, the provisions of Exhibit A hereto regarding non-competition, non-solicitation and confidentiality and non-disclosure will be valid and enforceable. Once your positions (as described above) with the Company come to an end, you will remain bound by the provisions in Exhibit A for the periods of time set forth therein.
     Please confirm your acknowledgement of and agreement with the foregoing by reviewing and signing in the space provided below.

Very truly yours, CORRECTIONS CORPORATION OF AMERICA
By:	/s/ Damon T. Hininger
Damon T. Hininger

Confirmed and Agreed as
of the date written above:

/s/ John D. Ferguson John D. Ferguson

Exhibit A
Non-Competition, Non-Solicitation and Confidentiality and Non-Disclosure.
     Non-Competition, Non-Solicitation. Ferguson hereby covenants and agrees that during term of Ferguson’s employment by the Company or service as a member of the Company’s Board of Directors and for a period of one (1) year thereafter, Ferguson shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company is then engaged; (ii) solicit any customer or client of the Company with respect to any business in which the Company is then engaged (other than on behalf of the Company); or (iii) induce or encourage any employee of the Company to leave the employ of the Company; provided, that Ferguson may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of Ferguson are referred to herein as the “Restrictive Covenant.” Ferguson acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Exhibit A, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company.
     In the event that, notwithstanding the foregoing, any of the provisions of this Exhibit A or any parts hereof shall beheld to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Exhibit A relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.
     Confidentiality and Non-Disclosure. Ferguson hereby agrees that during the term of his employment or service as a Director and for a period of one (1) year thereafter to hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.